                            STOCK PURCHASE AGREEMENT

      This Stock Purchase Agreement ("Agreement") is made as of February 5, 2003 (the "Effective Date"), by EDO Professional Services Inc., a Delaware corporation ("Buyer"), and the individuals named on Exhibit A to this Agreement (collectively, the "Sellers" and each, individually, a "Seller").

                                    RECITALS

      Advanced Engineering & Research Associates, Inc., a Virginia corporation (the "Company"), is a business engaging in providing engineering, management and information technology services to government and commercial clients, all of the capital stock of which is, or by the date of the Closing (as defined below) shall be, owned by Sellers. Sellers desire to sell, and Buyer desires to purchase, all of the issued and outstanding shares (the "Shares") of capital stock of the Company for the consideration and on the terms set forth in this Agreement, and, in connection with the sale of the Shares, and subject to the provisions of Section 6.6 hereof, certain of the Sellers shall enter into employment or consulting agreements and the Noncompetition Agreements (as defined below).

                                    AGREEMENT

      The parties, intending to be legally bound, agree as follows:

      1. DEFINITIONS.

      For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

      ADJUSTMENT AMOUNT - as defined in Section 2.5.

      ADVERSE CONSEQUENCES - means all actions, suits, proceedings, hearings, investigations, charges, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses.

      BALANCE SHEET - as defined in Section 3.4.

      BEST EFFORTS - the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to incur any material expense, to commence litigation, or to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the transactions contemplated hereby.

      BREACH - a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will
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      be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was materially inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

      BUYER - as defined in the first paragraph of this Agreement.

      CLOSING - as defined in Section 2.3.

      CLOSING FINANCIAL STATEMENTS - as defined in Section 2.6(a).

      COBRA - means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

      COMPANY - as defined in the Recitals of this Agreement.

      COMPANY CONTRACT - any Contract (a) under which the Company has or may acquire any rights, including, but not limited to, teaming and cooperation agreements, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound.

      CONFIDENTIAL INFORMATION - any and all confidential business information and any and all information, however documented, that is a trade secret within the meaning of applicable statutory or case law concerning the business and affairs of the Company or the Buyer, whether or not marked as "secret" or "confidential," including (i) product specifications; data; know-how; formulas; compositions; processes; designs; sketches; photographs; graphs; drawings; samples; inventions and ideas; past, current and planned research and development; current and planned manufacturing and distribution methods and processes; customer lists; current and anticipated customer requirements; price lists; market studies; business plans; computer software and programs; database technologies; concepts, ideas and methods; (ii) to the extent such information is not publicly disclosed by the Company or the Buyer in filings with Governmental Bodies, in press releases or otherwise, all financial statements; financial projections and budgets; historical and projected sales; capital spending budgets and plans; the names and backgrounds of key personnel, personnel training techniques and personnel materials; and (iii) any and all notes, analysis, compilations, studies, summaries and other material prepared by or for the Company or the Buyer containing or based, in whole or in part, on any of the foregoing information.

      CONSENT - any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

      CONSULTING AGREEMENT - as defined in Section 2.4(a)(iii).


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
      CONTRACT - any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

      CONVERTIBLE SECURITIES - any options, warrants, rights, convertible debt or equity securities or other agreement upon the exercise or conversion of which or pursuant to the terms of which additional shares of common stock of the Company may be issued.

      DAMAGES - as defined in Section 6.2.

      DISCLOSURE LETTER - the disclosure letter delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement as provided in Section 7.8.

      DOD - the United States Department of Defense or any branch or agency thereof.

      EFFECTIVE DATE - as defined in the first paragraph of this Agreement.

      EMPLOYMENT AGREEMENT - as defined in Section 2.4(a)(iii).

      EMPLOYMENT RELATED AGREEMENTS - means, collectively, the Employment Agreement, the Consulting Agreement and the Noncompetition Agreements.

      ENCUMBRANCE - any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, preemptive right, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

      ENVIRONMENT - soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

      ENVIRONMENTAL, HEALTH, AND SAFETY LIABILITIES - any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law including fines, penalties, judgments, awards, settlements, investigative or inspection costs and financial responsibility for cleanup costs, corrective action, and other remedial or response action.

      ENVIRONMENTAL LAW - any Legal Requirement that requires or relates to:

      (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

      (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

      (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

      (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

      (e)   protecting resources, species, or ecological amenities;

      (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

      (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

      (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

      ERISA - the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

      ESCROW AGENT - as defined in the Escrow Agreement.

      ESCROW AGREEMENT - as defined in Section 2.4(a)(v).

      FACILITIES - any real property, leaseholds, or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures, or equipment (including motor vehicles) currently or formerly owned, occupied or operated by the Company.

      FORMER SHAREHOLDERS - as defined in Section 3.30.

      FORMER SHAREHOLDERS' RELEASES - as defined in Section 2.4(a)(ii).

      GAAP - generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4(a) and (b) were prepared.

      GOVERNMENTAL AUTHORIZATION - any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

      GOVERNMENTAL BODY - any federal, state, local, municipal, foreign, or other governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or any federal, state, local, municipal, or foreign body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature (including any court or administrative tribunal).

      GOVERNMENT CONTRACT - a Contract, bid or proposal between the Company and the DOD or any other Governmental Body, including any facilities contract for the use of government-owned facilities.

      GOVERNMENT SUBCONTRACT - a Contract, bid or proposal that is a subcontract between the Company and any third party relating to a prime contract with the DOD or any other Governmental Body.

      HAZARDOUS ACTIVITY - the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Company.

      HAZARDOUS MATERIALS - any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefore and asbestos or asbestos-containing materials.

      INTELLECTUAL PROPERTY ASSETS - as defined in Section 3.22(a).

      IRC - the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

      IRS - the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

      KEY PERSONNEL - means all officers and directors of the Company as of the date of this Agreement and all other individuals listed on Schedule 1 hereto.

      KNOWLEDGE - an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

      (a)   such individual is actually aware of such fact or other matter; or

      (b) a prudent person having the information, position and responsibilities of such individual should be aware of such fact or other matter.

      A Seller shall be deemed to have "Knowledge" of a particular fact or other matter with respect to the Company and its business, financial condition and operations, if (i) any of the Key Personnel, or any other Person who is serving as a director, officer, partner, executor, or trustee of the Company (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter; or (ii) any individual who has at any time served in any such capacity had Knowledge of such fact or other matter at the time he or she was serving.

      LEGAL REQUIREMENT - any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

      MATERIAL ADVERSE CHANGE - with respect to any Person, any change, effect or condition individually or in the aggregate with other changes, effects or conditions, which has caused, or is reasonably likely to cause a Material Adverse Effect on the business, operations, assets (including levels of working capital and components thereof), condition (financial or otherwise), operating results, liabilities, obligations, employee relations or prospects of such Person or any material casualty loss or damage to the assets of such Person, whether or not covered by insurance.

      MATERIAL ADVERSE EFFECT - with respect to any Person, a material adverse effect on the business, operations, assets (including levels of working capital and components thereof), condition (financial or otherwise), operating results, liabilities, obligations, employee relations, sales or prospects of the Company or which have a material adverse effect upon the ability of the Person to perform its obligations pursuant to this Agreement.

      NET BOOK VALUE - (i) total assets of the Company less good will and any other intangible assets, minus (ii) total liabilities of the Company exclusive of liabilities between or among the Company, Sellers and Related Persons of Seller which are to be cancelled at the Closing, all as determined in accordance with GAAP.

      NONCOMPETITION AGREEMENTS - as defined in Section 2.4(a)(iv).

      NOTICES - as defined in Section 3.2(b).

      OCCUPATIONAL SAFETY AND HEALTH LAW - any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

      ORDER - any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

      ORDINARY COURSE OF BUSINESS - an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

      (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

      (b) such action is not required to be expressly authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority).

      ORGANIZATIONAL DOCUMENTS - the articles or certificate of incorporation and the bylaws of a corporation, and any amendment to either of the foregoing.

      PERSON -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

      PROCEEDING - any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

      RELATED PERSON - with respect to a particular individual:

      (a)   each other member of such individual's Family;

      (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

      (c) any Person in which such individual or any one or more members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

      (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

      With respect to a Person other than an individual:

      (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

      (b)   any Person that holds a Material Interest in such specified Person;

      (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

      (d)   any Person in whom such specified Person holds a Material Interest;

      (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

      (f)   any Related Person of any individual described in clause (b) or (c).


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
      For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse and former spouses, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

      RELEASE - any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

      REPRESENTATIVE - with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

      SEC - means the United States Securities and Exchange Commission.

      SECTION 338(H)(10) ELECTION - as defined in Section 5.3.

      SECURITIES ACT - the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

      SELLERS - as defined in the first paragraph of this Agreement.

      SELLERS' RELEASE - as defined in Section 2.4(a)(ii).

      SELLERS' REPRESENTATIVE - as defined in Section 7.7.

      SHARES - as defined in the Recitals of this Agreement.

      TAX - any tax (including, without limitation, any income tax, capital gains tax, value-added tax, sales tax, use tax, gift tax, franchise tax, transfer tax, ad valorem tax, excise tax, or estate tax), levy, duty, assessment, deficiency or other fee and any related charge or amount (including any fine, penalty, interest or addition to tax) imposed, assessed or collected by or under the authority of any Governmental Body or payable pursuant to any tax- sharing agreement or other Contract relating thereto.

      TAX RETURN - any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

      THREAT OF RELEASE - a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

      THREATENED - a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

      2002 AUDITED FINANCIAL STATEMENTS - as defined in Section 2.6(a).

      2. SALE AND TRANSFER OF SHARES; CLOSING.

      2.1 SHARES. Subject to the terms and conditions of this Agreement, at the Closing, Sellers will sell and transfer the Shares to Buyer free and clear of all Encumbrances, and Buyer will purchase the Shares from Sellers.

      2.2 PURCHASE PRICE. The purchase price (the "Purchase Price") for the Shares is Thirty Eight Million Dollars ($38,000,000) reduced or increased by the Adjustment Amount as set forth in Sections 2.5 and 2.6. Notwithstanding any other provisions hereof, the Purchase Price is deemed to be inclusive of any incremental tax obligations that may accrue as a result of a Section 338(h)(10) Election.

      2.3 CLOSING. The purchase and sale (the "Closing") provided for in this Agreement will take place simultaneously with the execution and delivery of this Agreement at the New York City offices of Day, Berry & Howard LLP.

      2.4 CLOSING OBLIGATIONS. At the Closing:

            (a) Sellers will deliver to Buyer:

                  (i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer with signatures medallion guaranteed for transfer, in form and substance satisfactory to Buyer;

                  (ii) release in the form of Exhibit 2.4(a)(ii)(1) executed by each of the Sellers (collectively, "Sellers' Release") and releases in the form of Exhibit 2.4(a)(ii)(2) executed by each of the Former Shareholders (collectively, "Former Shareholders' Releases");

                  (iii) an employment agreement in form satisfactory to Buyer and Charles B. Franks, executed by Charles B. Franks (the "Employment Agreement") and a consulting agreement in form satisfactory to Buyer and Edward
B. Daffan, executed by Edward B. Daffan (the "Consulting Agreement");

                  (iv) noncompetition agreements executed by Edward B. Daffan and Charles B. Franks in the form of Exhibits 2.4(a)(iv)(1) and (ii) (collectively, the "Noncompetition Agreements");

                  (v) the Escrow Agreement in the form of Exhibit 2.4(a)(v), executed by each Seller and the Escrow Agent;

                  (vi) an opinion of Galland, Kharasch, Greenberg, Fellman & Swirsky, P.C., dated the Effective Date, in the form of Exhibit 2.4(a)(vi);

                  (vii) executed resignations, effective as of Closing, of each director of the Company and those officers of the Company listed on Schedule 2 hereto;

                  (viii) the Disclosure Letter executed by Sellers;

                  (ix) copies of Company's Organizational Documents, certified by a Secretary or Assistant Secretary of the Company to be true, correct, complete and in full force and effect and unmodified as of the Effective Date; a complete list of the officers and directors of the Company, certified by a Secretary or Assistant Secretary of the Company to be true and correct as of the Effective Date; a long form certificate of good standing from the Clerk of the State Corporation Commission of the Commonwealth of Virginia showing all documents filed in such office with regard to the Company; and a copy, certified by the office of the Clerk of the State Corporation Commission of the Commonwealth of Virginia, of all documents filed in such office with respect to the Company; copies of resolutions adopted by the Board of Directors of the Company in connection with the transactions contemplated by this Agreement, certified by a Secretary or Assistant Secretary of the Company to be true, correct, complete and in full force and effect and unmodified as of the Effective Date.

                  (x) copies of all Notices required pursuant to Section 3.2(b) of the Agreement;

                  (xi) all books of account, minute books, stock record books, and other records of the Company then in the possession of Sellers or their Representatives; and

                  (xii) such other certificates, agreements and other documents as are listed in the schedule of closing documents.

            (b) Buyer will deliver:

                  (i) to Sellers, the sum of Thirty Three Million Dollars ($33,000,000) by wire transfer to the Sellers' (or their designee's) account as separately specified at the Closing.

                  (ii) to the Escrow Agent, subject to the requirements of the Escrow Agreement, the sum of Five Million Dollars ($5,000,000), by wire transfer to the Escrow Agent's account as separately specified at the Closing.

                  (iii) the Employment Agreement and Consulting Agreement, each executed by Company;

                  (iv) the Escrow Agreement, executed by Buyer; and

                  (v) opinion of Day, Berry & Howard LLP, dated as of the Effective Date, addressing the due authorization of the Agreement by, and the enforceability of the Agreement against, Buyer.

            (c) All of the transactions to be concluded at the Closing of this Agreement shall be deemed concluded simultaneously. Unless waived, no transaction or delivery shall be deemed finally concluded unless and until all such transactions are concluded.

            (d) Each Seller agrees that Sellers shall be solely responsible for distributing among themselves the amounts delivered jointly to Sellers by wire transfer to the account specified in Section 2.4(b)(i), and that amounts so delivered shall be deemed appropriately distributed to each Seller in accordance with this Agreement. Sellers hereby direct that such amounts be delivered to the account of Edward B. Daffan as nominee and agent for all Sellers, and each Seller agrees to look solely to Edward B. Daffan with regard to amounts delivered to such account and to bear any and all risk of loss associated with the use of such account. Buyer's delivery of funds via wire transfer in the amounts and to the accounts specified in Section 2.4(b) shall, to the extent of the funds so delivered and subject to the terms of the Escrow Agreement, fully and finally discharge the obligation of Buyer with regard to the payment to Sellers of the Purchase Price.

            (e) Buyer and Sellers shall have delivered the completed and signed Form 8023 pursuant to the requirements of Section 5.3.

      2.5 ADJUSTMENT AMOUNT

      The Adjustment Amount (which may be a positive or negative number) will be equal to (a) the Net Book Value as of the Effective Date determined in accordance with Section 2.6 and GAAP, minus (b) Net Book Value as shown on the June 30, 2002 Balance Sheet.

      2.6 ADJUSTMENT PROCEDURE

            (a) Sellers will prepare or cause to be prepared consolidated financial statements ("Closing Financial Statements") of the Company as of the Effective Date in accordance with GAAP for the period beginning January 1, 2003 through the close of business on the day before the Effective Date, including a computation of Net Book Value as of the Effective Date. The fees and expenses of Sellers (including the fees and expenses of Sellers' counsel, accountants, brokers, representatives and other agents), to the extent paid or to be paid by Company as permitted hereunder, shall be reflected either as a reduction in cash or as a liability in the Closing Financial Statements, and no fees or expenses of Sellers shall be paid by the Company after the Closing that are not reflected as liabilities on the Closing Financial Statements. Sellers will deliver to Buyer within 35 days after the Effective Date (i) consolidated financial statements for the most recently completed fiscal year ending December 31, 2002 in an SEC reporting format together with an unqualified audit opinion of the Sellers' accountants that the statements present fairly the financial condition and the results of operations, changes in stockholders' equity and cash flows of the Company for the period and have been prepared in accordance with GAAP applied on a consistent basis (the "2002 Audited Financial Statements"), and
(ii) the Closing Financial Statements, which financial statements will fairly present and reflect the financial condition and the results of operations, changes in stockholders' equity, and cash flows of the Company for the period then ended, prepared in accordance with GAAP applied on a consistent basis. If within 30 days following Buyer's receipt of the Closing Financial Statements, Buyer has not given the Sellers' Representative notice of its objection to the Closing Financial Statements (such notice must contain a statement of the basis of Buyer's objection), then the Net Book Value reflected in the Closing Financial Statements shall be deemed complete and accurate, solely for purposes of the adjustment procedure set forth herein and for no other purpose, and will be used in computing the Adjustment Amount. If Buyer gives such notice of objection and Buyer and the Seller's Representative cannot agree with regard to such objection within 14 days thereafter, then the issues in dispute will be submitted to nationally recognized certified public accountants mutually agreed upon by the parties (which have not been engaged by either party or their respective subsidiaries or affiliates for at least two years prior to the date of delivery to Buyer of the Closing Financial Statements) (the "Independent Accountants"), for resolution. If issues in dispute are submitted to the Independent Accountants for resolution, (i) within 15 business days after request, each party will furnish to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party (or its independent public accountants), and will be afforded the opportunity to present to and discuss with the Independent Accountants any material relating to the dispute prior to the Independent Accountants' determination; (ii) the determination by the Independent Accountants, as set forth in a notice delivered to Buyer and the Seller's Representative by the Independent Accountants, will be binding and conclusive on Buyer and all Sellers in the absence of manifest error; and (iii) the fees and disbursements of the Independent Accountants shall be allocated between Buyer and Sellers so that Buyer's share of such fees and disbursements shall be in the same proportion that the aggregate amount of the Adjustment Amount based on the disputed Closing Financial Statements that is unsuccessfully disputed by Buyer (as finally determined by the Independent Accountants) bears to the total amount of such Adjustment Amount.

            (b) By the tenth business day following the final determination of the Adjustment Amount, if the Purchase Price (after consideration of the Adjustment Amount) is greater than the payment made pursuant to Section 2.4(b)(i) and 2.4(b)(ii), Buyer will pay the difference to Sellers, and if the Purchase Price (after consideration of the Adjustment Amount) is less than such amount, Sellers will pay the difference to Buyer. All payments will be made together with interest at a rate equal to the rate on U.S. Treasury Bills with a maturity of three months, as reported in the Wall Street Journal for the Effective Date, beginning on the Effective Date and ending on the date of payment. Payments must be made in immediately available funds. The Purchase Price shall be the Purchase Price as adjusted by the Adjustment Amount. Payments to Sellers must be made in the manner set forth in Section 2.4(b)(i). Payments to Buyer must be made by wire transfer to such bank account as Buyer will specify. Any good faith dispute in the calculation of the Adjustment Amount will not constitute a breach of any of the representations or warranties of either Buyer or Sellers hereunder and will not give either party any right to indemnification hereunder. Within thirty (30) days of Buyer's receipt from Sellers of an invoice of the Company's accountants, Buyer shall pay an additional amount to Sellers equal to the incremental cost required by the Company's accountants to prepare the 2002 Audited Financial Statements in accordance with SEC requirements; provided, that, in any event such payment shall not exceed Twenty Thousand Dollars ($20,000.00).

      2.7 CERTAIN INDEBTEDNESS AND PAYMENTS.

      (a) As of the date of the Closing Financial Statements, with the exception of the payments due to Richard Sadala in connection with his noncompetition agreement, all indebtedness of employees to the Company or of the Company to any employees shall have been paid in full or forgiven and such payment or forgiveness shall be reflected in the Closing Financial Statements.

      (b) The Closing Financial Statements shall reflect the capitalization of fifty percent (50%) of the total of all remaining payment obligations (including escalation amounts and not discounted for present value) of the Company due Richard Sadala under that certain Consulting Agreement, dated as of August 30, 2000, by and between Richard Sadala and the Company. Sellers represent and warrant that such remaining payment obligations equal no more than Three Hundred Fifty Nine Thousand Six Hundred Forty Two Dollars ($359,642.00). Such capitalization shall be recorded as a credit to the Company's liabilities with a corresponding debit to the Company's shareholders' equity and shall result in an adjustment against the Purchase Price. The other fifty percent (50%) of such remaining payments obligations shall remain as a liability of the Company but shall not be adjusted against the Purchase Price.

      3. REPRESENTATIONS AND WARRANTIES OF SELLERS.

      Sellers jointly and severally represent and warrant to Buyer as follows:

      3.1 ORGANIZATION AND GOOD STANDING; SUBSIDIARIES. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Virginia, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Company Contracts. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of California (under the DBA name "Virginia AERA, Inc."), Florida, Georgia (under the DBA name "AERA Incorporated"), Indiana, Maryland, New Jersey, North Carolina (under the DBA name "AERA, Inc."), Oklahoma (under the DBA name "AERA, Inc."), Pennsylvania, Texas (under the DBA name "AERA Incorporated") and Vermont. The Company has applied to do business as a foreign corporation in the District of Columbia, New Mexico and South Carolina. There is no other state or other jurisdiction in which either the ownership or use of the properties owned or used by the Company, or the nature of the activities conducted by it, requires such qualification, except for those jurisdictions in which the failure to qualify will not have a Material Adverse Effect. The Company has no subsidiaries. The Company has not held more than five percent (5%) of the outstanding shares of Castle Worldwide, Inc. or any other corporation. Edward B. Daffan is the sole incorporator of a California corporation named "Advanced Engineering & Research Associates, Inc." incorporated on February 19, 1998, but no shares of capital stock of such corporation were ever issued and Sellers will dissolve such corporation as promptly as possible following the Closing.

      3.2 AUTHORITY; NO CONFLICT.

            (a) The Employment Agreement (if executed by such Seller), the Consulting Agreement (if executed by such Seller), such Seller's Release, the Noncompetition Agreement (if executed by such Seller), such Seller's endorsement of the certificates evidencing the Shares (or the executed stock power accompanying such certificates) and the Escrow Agreement (if executed by such Seller), and each other agreement, certificate or document executed by or on behalf of such Seller and delivered to Buyer pursuant to this Agreement (collectively, the "Seller's Closing Documents") and this Agreement constitute the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms. The Seller has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the Seller's Closing Documents and to perform the Seller's obligations under this Agreement and the Seller's Closing Documents.

            (b) Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time):

                  (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the Board of Directors or the stockholders of the Company;

                  (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company, or any of the assets owned or used by the Company, or any Seller, may be subject;

                  (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company, except to the extent that the same results from (A) any conflict of interest between Buyer and any Governmental Body, or (ii) Buyer's lack of any necessary security clearances;

                  (iv) cause the Company to become subject to, or to become liable for the payment of, any Tax;

                  (v) to Sellers' Knowledge, cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other Governmental Body;

                  (vi) to Sellers' Knowledge, contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Company Contract; or

                  (vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

Except as set forth in Part 3.2 of the Disclosure Letter, neither Sellers nor the Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby. Notwithstanding any other provision of this Agreement, after consultation with the Buyer, the Company agrees to give written notice before Closing to all Persons set forth in Part 3.2 of the Disclosure Letter, excluding any Persons that require notification under Part 3.2(b)(iii) of the Disclosure Letter (the "Notices").

      3.3 CAPITALIZATION. The authorized equity securities of the Company consist of 600,000 shares of Class A Common Stock, with a par value of $.01 per share ("Class A Common Stock"), and 200,000 shares of Class B Common Stock, with a par value of $.01 per share ("Class B Common Stock"), of which a total of 379,253 shares of said Class A and 93,132 shares of said Class B are issued and outstanding and constitute the Shares. Sellers are the record and beneficial owners and holders of the Shares, free and clear of all Encumbrances, the Shares constitute all of the issued and outstanding equity securities of the Company and each Seller is the sole record and beneficial owner of that portion of the Shares set forth after his name on Part 3.3 to the Disclosure Letter as evidenced by the share certificates identified by number as set forth in said
Part 3.3. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of the Company other than an investment legend pursuant to the Securities Act. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Neither the issue nor sale of any equity securities of the Company violated the pre-emptive rights of any Person. Sellers are not party to any voting trust, proxy or other agreements or understandings with respect to the voting of any of the Shares. Part 3.3 of the Disclosure Letter contains a complete and accurate list, and the Seller has heretofore delivered or made available to Buyer a true and complete copy of, each power of attorney that is currently effective and outstanding granted by the Seller with respect to any of the Shares. All of the Shares heretofore owned by Sellers have been, or shall be at the Closing, duly endorsed for transfer to Buyer or are, or shall be at the Closing, accompanied by duly executed stock powers. Immediately prior to Closing there were nontransferable, unexercised options for the purchase of 54,232 shares of Class B Common Stock, all of which options have been terminated by the Company and the price paid to the holders of such options in exchange for the termination of such options was based on the fair market value of an outstanding share of Class B Common Stock sold pursuant to this Agreement. There are no options, warrants, Convertible Securities or other Contracts upon the exercise or conversion of which or pursuant to the terms of which any equity securities or other securities of the Company may be issued or transferred by the Company or any Seller. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other Legal Requirement. The Company neither owns, nor has any Contract to acquire, any equity securities or other securities of any Person (other than the Company) or any direct or indirect equity or ownership interest in any other business. No shares of the Company's stock are held in treasury. All dividends and distributions by the Company have been made in compliance with the Organizational Documents of the Company and all Legal Requirements.

      3.4 FINANCIAL STATEMENTS. Sellers have delivered to Buyer: (a) audited balance sheets of the Company as at December 31 in each of the years 2000 and 2001, and the related audited statements of income, changes in stockholders' equity, and cash flows for each of the fiscal years then ended, together with the related notes and the unqualified report thereon of Argy, Wiltse & Robinson, P.C., independent certified public accountants, and (b) an unaudited balance sheet of the Company as at September 30, 2002 (including the notes thereto, the "Balance Sheet"), and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the nine (9) months then ended, together with the related notes and the unqualified report thereon of Argy, Wiltse & Robinson, P.C., independent certified public accountants. Such financial statements fairly present and reflect the financial condition and the results of operations, changes in stockholders' equity, and cash flows of the Company as at the respective balance sheet dates and for the periods then ended, all in accordance with GAAP applied on a consistent basis. The audited and unaudited financial statements described in this Section 3.4 are collectively referred to as the Financial Statements. The unaudited financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Company's financial condition at September 30, 2002 and the results of its operations for the nine (9) months then ended. The unaudited financial statements dated June 30, 2002, fairly present and reflect the financial condition and the results of operations, changes in stockholders' equity, and cash flows of the Company as at such date and for the period then ended, all in accordance with GAAP applied on a consistent basis, and reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Company's financial condition at such date and the results of its operations for the six (6) months then ended. No financial statements of any Person other than the Company are required by GAAP to be included in the consolidated financial statements of the Company.

      3.5 BOOKS AND RECORDS. The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors, and committees of the Board of Directors of the Company, including any actions taken by written consent in lieu of any such meetings and, no meeting of any such stockholders, Board of Directors, or committee of the Board of Directors has been held for which minutes have not been prepared and are not contained in such minute books. All of those books and records are now in the possession of the Company. Sellers have delivered to Buyer copies of the Organizational Documents of the Company as currently in effect.

      3.6 TITLE TO PROPERTIES; ENCUMBRANCES.

            (a) The Company owns all of the properties and assets (whether real, personal, or mixed and whether tangible or intangible) as reflected as owned in the books and records of the Company (including all of the properties and assets reflected in the Financial Statements and all of the properties and assets purchased or otherwise acquired by the Company since the date of the Balance Sheet) except for (i) assets held under leases disclosed in Part 3.6 of the Disclosure Letter, which information identifies those leases which are operating leases and capital leases, and (ii) inventory and obsolete equipment sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice. All such material properties and assets are free and clear of all Encumbrances except mortgages or security interests disclosed in the Financial Statements as securing specified liabilities or obligations with respect to which no default (or event that, with notice or lapse of time, or both, would constitute a default) exists, and liens for current taxes not yet due.

            (b) Part 3.6 of the Disclosure Letter sets forth a complete and correct description of all material property (personal, real or mixed) leased by the Company and a list of the leases covering such property. With respect to each real property lease so listed, Part 3.6 of the Disclosure Letter sets forth
(i) the location of the premises covered by the lease; (ii) the date of and parties to each lease amendment or modification; (iii) the current lease termination date; (iv) the annual fixed rental for the current lease year; and
(v) the number and period of any renewal options. The Company has a valid leasehold interest in all property so listed, which leasehold interest is binding on Company and, to Sellers' Knowledge, on the lessor of such property, free and clear of all Encumbrances. The Company enjoys peaceful and undisturbed possession under all of the leases covering such property, and all such leases are valid and subsisting, with no default by the Company thereunder and to Sellers' Knowledge, by and other party thereto. The Company owns good and marketable title to, or has a valid leasehold interest in, all of the real property used by the Company in its business as now conducted.

      3.7 CONDITION AND SUFFICIENCY OF ASSETS. To Sellers' Knowledge, the buildings, offices, structures, and equipment of the Company are sufficient for the continued conduct of the Company's business after the Closing in substantially the same manner as conducted prior to the Closing.

      3.8 ACCOUNTS RECEIVABLE. All accounts receivable of the Company that are reflected on the Financial Statements, on Part 3.8 of the Disclosure Letter, or on the accounting records of the Company as of the Effective Date (collectively, the "Accounts Receivable") represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. The Accounts Receivable are current and collectible net of the respective reserves shown on the Financial Statements. Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within 150 days after the invoice date (not including any amounts not yet due under fixed price contracts and retainages not yet due for payment under Government Contracts). There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business which are reflected in the reserves, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Part 3.8 of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of a date not earlier than ten (10) days prior to the Effective Date, which list sets forth the aging of such Accounts Receivable.

      3.9 INVENTORY. Except as set forth in Part 3.9 of the Disclosure Letter, the Company has no inventory.

      3.10 NO UNDISCLOSED LIABILITIES. Except as set forth in the Financial Statements and Part 3.10 of the Disclosure Letter, the Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the date thereof.

      3.11 TAXES.

            (a) The Company has filed or caused to be filed (on a timely basis since its inception) all Tax Returns that are or were required to be filed by or with respect to it, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. Sellers have delivered to Buyer copies of, and Part 3.11 of the Disclosure Letter contains a complete and accurate list of, all such Tax Returns relating to income or franchise taxes filed since the Company's inception. The Company has paid all Taxes that have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Sellers or the Company, except such Taxes, if any, as are listed in Part 3.11 of the Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Financial Statements. No notice has been received by the Company and, to Sellers' Knowledge, no claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it may be subject to Taxes in that jurisdiction. The Company has not requested or received any written legal or accounting opinions relating to the Company's position on any Tax Return. The Company has not requested or received a revenue ruling, private letter ruling, or similar or related correspondence from the IRS.

            (b) Part 3.11 of the Disclosure Letter contains a complete and accurate list of all audits of all Tax Returns of the Company, including a reasonably detailed description of the nature and outcome of each audit and a schedule of all pending audits and contests of liability for Taxes. All deficiencies proposed, assessed, or determined as a result of such audits have been paid, reserved against or settled. Part 3.11 of the Disclosure Letter describes all adjustments to the United States federal income Tax Returns filed by the Company or any group of corporations including the Company for all taxable years since its inception, and the resulting deficiencies proposed by the IRS. None of Sellers nor the Company has given or been requested to give waivers or extensions (or, to Sellers' Knowledge, is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or for which the Company may be liable.

            (c) The charges, accruals, and reserves with respect to Taxes on the books of the Company are adequate (determined in accordance with GAAP) and are at least equal to the Company's liability for Taxes. To Sellers' Knowledge, there exists no proposed tax assessment against the Company except as disclosed in the Financial Statements or in Part 3.11 of the Disclosure Letter. No consent to the application of IRC Section 34l(f)(2) has been filed with respect to any property or assets held, acquired, or to be acquired by the Company.

            (d) All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld and collected, and, to the extent required, have been paid to the proper Governmental Body or other Person, including, but not limited to, amounts paid to any employee or any foreign person or entity, and any back-up withholding required under IRC Section 3406.

            (e) All Tax Returns filed by (or that include on a consolidated basis) the Company are true, correct, and complete. Except as set forth in Part
3.11 of the Disclosure Letter, there is no tax sharing agreement, including any agreement for indemnification, that will require any payment by the Company after the date of this Agreement. The Company has been a validly electing S corporation within the meaning of IRC Sections 1361 and 1362 at all times since January 1, 1990 and the Company will be an S corporation up to and including the Closing. The Company has conducted business pursuant to the rules and regulations promulgated by the IRS with respect to S corporations, including, but not limited to, maintaining a single class of stock (except for different voting rights), issuing debt that would not be deemed a second class of stock, issuing options, warrants or convertible notes that would not be deemed a second class of stock, allocating income and distributions based on a pro rata ownership basis, and maintaining only eligible shareholders.

            (f) Part 3.11 of the Disclosure Letter lists those states in which the Company has made valid state tax elections to be treated as an S corporation or comparable pass-through entity and lists those states in which the Company is not treated as a pass-through entity for state tax purposes.

            (g) The Company shall not be liable for any Tax under IRC Section 1374 in connection with the deemed sale of the Company's assets caused by a
Section 338(h)(10) Election. The Company has not in the past 10 years (i) acquired assets from another corporation in a transaction in which the Company's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation which is a qualified subchapter S subsidiary.

            (h) The Company is not party to any agreement, contract or arrangement that has resulted or would result in the payment of any "excess parachute payment" within the meaning of IRC Section 280G.

            (i) To Sellers' Knowledge, the Company has not participated, directly or indirectly, in any transaction that would constitute a reportable transaction or listed transaction both as defined in Temp. Reg. 1.6011-4T, or in any transaction that is a tax shelter within the meaning of IRC Section 6662(d)(2)(C)(iii).

      3.12 NO MATERIAL ADVERSE CHANGE. Since the date of the Balance Sheet, there has not been any Material Adverse Change affecting the Company, and no event has occurred or circumstance exists that may result in such a Material Adverse Change.

      3.13 EMPLOYEE BENEFITS.

            (a) With respect to the Company and all employees heretofore employed by the Company:

                  (i) Except as disclosed in Part 3.13 of the Disclosure Letter, the Company has not maintained, participated in, contributed to, or been required to contribute to any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), including any multi-employer plan.

                  (ii) Except as disclosed in Part 3.13 of the Disclosure Letter, the Company has not maintained, participated in, contributed to, or been required to contribute to any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), including any multi-employer plan.

                  (iii) Part 3.13 of the Disclosure Letter lists each deferred compensation plan, pension plan, profit-sharing plan, bonus plan, stock option plan, employee stock purchase plan, incentive plan, insurance plan, medical plan and any other employee benefit plan, agreement, arrangement or commitment (whether funded or unfunded, written or oral, qualified or nonqualified) which the Company has sponsored, established or maintained, in which the Company has otherwise participated or to which the Company has contributed (or to which the Company is or was required to contribute under any Legal Requirement) for the benefit of or in which any employee, terminated employee, director, or independent contractor participates. The plans, agreements, arrangements and commitments listed or required to be listed in Part 3.13 of the Disclosure Letter are referred to collectively as the "Company Plans." Part 3.13 of the Disclosure Letter lists (and Sellers have heretofore delivered to Buyer true and correct copies of) all employee manuals currently utilized by the Company with respect to the Company's employees.

            (b) Except as disclosed in Part 3.13 of the Disclosure Letter, (i) each of the Company Plans complies and has complied in form and operation in all material respects with the applicable requirements of ERISA, the IRC, and other Legal Requirements applicable thereto; (ii) all required reports, returns and descriptions (including Form 5500 Annual Reports) have been filed or distributed appropriately with respect thereto; (iii) all required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals which are due with respect thereto have been paid or, if not due, have been properly accrued in accordance with GAAP on the Financial Statements; (iv) no audits, proceedings, claims or demands with respect thereto have been made by any Company Plan participant or any Governmental Authority, including, without limitation, the IRS and the Department of Labor, other than routine claims for benefits; (v) the Company does not maintain and has no liability with respect to any plan subject to Title IV of ERISA or any plan that provides welfare benefits, including without limitation, death or medical benefits beyond termination of service or retirement other than coverage mandated by COBRA; and (vi) with respect to each Company Plan intended to qualify under IRC Sections 401(a) or 403(a), nothing has occurred which would cause the loss of such qualification or exemption or the imposition of any penalty or tax liability.

            (c) With respect to each Company Plan, Sellers have delivered to Buyer correct and complete copies of the plan documents and plan summary descriptions, the most recent determination letter received from the IRS, the most recent Form 5500 Annual Report, and all related agreements and contracts, including insurance policies, contracts with third-party administrators or consultants, and notifications to employees of their rights. In the case of any unwritten Company Plan, a written description of such Plan has been included in
Part 3.13 of the Disclosure Letter. The Company has filed or caused to filed all Form 5500 Annual Reports as required. The Company has obtained all required determination letters for all plan changes as required.

            (d) Except as set forth in Part 3.13 of the Disclosure Letter, each Company Plan can be terminated within sixty (60) days, without payment of any additional contribution or amount and without the vesting or acceleration of any benefits promised by such Plan.

            (e) Except as set forth in Part 3.13 of the Disclosure Letter, (i) no Company Plan obligates the Company to pay separation, severance, termination or similar benefits as a result of any transaction contemplated by this Agreement or solely as a result of a "change of control," and (ii) no individual shall accrue or receive any additional benefits, service or accelerated rights to payments of benefits under any Company Plan as a result of the transactions contemplated hereby.

      3.14 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS.

            (a) Except as set forth in Part 3.14 of the Disclosure Letter:

                  (i) The Company is, and at all times since March 30, 1987, has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets except where noncompliance will not have a Material Adverse Effect, and the Company is not subject to any liability or obligation as a result of the failure of the Company to comply with any Legal Requirements prior to March 30, 1987;

                  (ii) No event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature except where such violation, failure or obligation will not have a Material Adverse Effect; and

                  (iii) The Company has not received, at any time since March 30, 1987, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature and the Company is not subject to any liability or obligation with respect to any remedial action resulting from an event or notice which the Company received prior to March 30, 1987.

            (b) Part 3.14 of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company. Each Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter is valid and in full force and effect. Except as set forth in Part 3.14 of the Disclosure Letter:

                  (i) The Company is, and at all times since March 30, 1987 has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.14 of the Disclosure Letter except where noncompliance will not result in a Material Adverse Effect, and, to Sellers' Knowledge the Company is not subject to any liability or obligation with respect to any failure of compliance with any Governmental Authorization prior to March 30, 1987;

                  (ii) Except where the consequences of such event or circumstances do not result in a Material Adverse Effect, no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter;

                  (iii) The Company has not received, at any time since March 30, 1987, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

                  (iv) All applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in
Part 3.14 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies except where the failure to file will not result in a Material Adverse Effect.

The Governmental Authorizations listed in Part 3.14 of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its businesses in the manner in which it currently conducts and operates such businesses and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets.

      3.15 LEGAL PROCEEDINGS; ORDERS. Except as set forth in Part 3.15 of the Disclosure Letter, there is no pending or, to Sellers' Knowledge, Threatened Proceeding that has been commenced by or against the Company or that otherwise relates to or may affect the business of, or the assets owned or used by, the Company, or that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby. There is no Order to which the Company, or any of the assets owned or used by the Company, is subject, and there is no Order to which any Seller is subject that relates to the business of, or any of the assets owned or used by, the Company.

      3.16 ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth in Part
3.16 of the Disclosure Letter, since the date of the Balance Sheet, the Company has conducted its business only in the Ordinary Course of Business and there has not been any:

                  (a) change in the Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; grant of any phantom or similar rights which give any Person any interest in any portion of the revenue or earnings of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

                  (b) amendment to the Organizational Documents of the Company;

                  (c) payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or employee or entry into any employment, severance, or similar Contract with any director, officer, or employee (except in the Ordinary Course of Business and in accordance with the policies set forth in Part 3.16 of the Disclosure Letter or as provided below);

                  (d) retirement, resignation, or other termination of the employment of any key employee nor any notice or notification regarding any intended retirement, resignation, or other termination of the employment of any key employee;

                  (e) adoption of, or increase in the payments to or benefits under, any profit-sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company or any announcements, whether formal or informal, as to any of the foregoing;

                  (f) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, which has or may have a Material Adverse Effect on the Company;

                  (g) entry into, termination of, or receipt of formal or informal notice or advice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or
(ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least $100,000;

                  (h) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

                  (i) cancellation or waiver of any claims or rights with a value to the Company in excess of $l00,000;

                  (j) material change in the accounting methods used by the Company from that reflected on the Financial Statements; or

                  (k) agreement, whether oral or written and whether formal or informal, by the Company to do any of the foregoing.

      3.17 CONTRACTS; NO DEFAULTS.

            (a) Part 3.17(a) of the Disclosure Letter contains a complete and accurate list, and Sellers have heretofore delivered or made available to Buyer true and complete copies, of:

                  (i) each Company Contract that involves performance of services or delivery of goods or materials by the Company of an amount or value in excess of $100,000;

                  (ii) each Company Contract that involves performance of services or delivery of goods or materials to the Company of an amount or value in excess of $100,000;

                  (iii) each Company Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of the Company in excess of $50,000;

                  (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Company Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $50,000 and with terms of less than one year);

                  (v) each licensing agreement or other Company Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the nondisclosure of any of the Intellectual Property Assets;

                  (vi) each collective bargaining agreement and other Company Contract to or with any labor union or other employee representative of a group of employees;

                  (vii) each joint venture, partnership, and other Company Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

                  (viii) each Company Contract containing covenants that in any way purport to restrict the business activity of the Company or any Affiliate of the Company or limit the freedom of the Company or any Affiliate of the Company to engage in any line of business or to compete with any Person;

                  (ix) each Company Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

                  (x) each power of attorney affecting the Company that is currently effective and outstanding;

                  (xi) each Company Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

                  (xii) each Company Contract for capital expenditures in excess of $50,000;

                  (xiii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company;

                  (xiv) each Company Contract that involves a bank loan, line of credit or other agreement regarding the borrowing of money; and

                  (xv) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

Part 3.17(a) of the Disclosure Letter sets forth, where applicable, reasonably complete details concerning such Contracts (including the parties to the Contracts, the amount of the remaining commitment of the Company under the Contracts) and any oral modifications of such Contracts.

            (b) Except as set forth in Part 3.17(b) of the Disclosure Letter:

                  (i) none of the Sellers (and no Related Person of any Seller) has or may acquire any rights under or has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, the Company; and

                  (ii) no Key Personnel, or to Sellers' Knowledge, no other agent, employee, consultant, or contractor of the Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of the Company, or (B) assign to the Company or to any other Person any rights to any invention, improvement, or discovery.

            (c) To Sellers' Knowledge, except as set forth in Part 3.17(c) of the Disclosure Letter, each Contract identified or required to be identified in
Part 3.17(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.

            (d) Except as set forth in Part 3.17(d) of the Disclosure Letter:

                  (i) the Company is, and at all times since the date of the respective Contracts (including any Contracts which have been superseded by the present Contracts) (A) has been, in full compliance with all applicable material terms and requirements of each Contract under which the Company has or had any obligation or liability or by which the Company or any of the assets owned or used by the Company is or was bound, (B) has complied in all respects with all requirements for all Legal Requirements pertaining to each Contract, and (C) any representations and certifications executed, acknowledged or set forth in or pertaining to each Contract were complete and correct in all material respects as of their effective date, except, in each case, where noncompliance will not have a Material Adverse Effect;

                  (ii) to Sellers' Knowledge, each other Person that has or had any obligation or liability under any Contract under which the Company has or had any rights is, and at all times since March 30, 1987, has been, in full compliance with all applicable terms and requirements of such Contract;

                  (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or any other Person the contractual right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Company Contract except where the consequences of such event will not have a Material Adverse Effect; and

                  (iv) the Company, since the date of the respective Contracts (including any Contracts which have been superseded by the present Contracts), has not given to nor received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

            (e) There are no renegotiations of, or outstanding rights to renegotiate any, or to Seller's Knowledge attempts to renegotiate, material amounts paid or payable to the Company under current or completed Contracts with any Person and no such Person has made written demand for such renegotiations.

            (f) The Contracts relating to the sale, design, manufacture, or provision of products or services by the Company have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or to Sellers' Knowledge would be in violation of any Legal Requirement. To Sellers' Knowledge, all such Contracts can be completed at a profit, within the time specified therein, utilizing only personnel now employed by and assets now owned by the Company.

            (g) Except as set forth in Part 3.17(g) of the Disclosure Letter:

                  (i) (A) the Company has complied with all material terms and conditions of each Government Contract or Government Subcontract, and (B) all representations and certifications executed, acknowledged or set forth in or pertaining to each Government Contract or Government Subcontract were complete and correct in all respects as of their effective date or as subsequently modified prior to the Effective Date and the Company has complied in all material respects with all such representations and certifications;

                  (ii) (A) neither the U.S. Government nor any prime contractor, subcontractor or other Person has notified the Company, either in writing or orally, that the Company has breached or violated any Legal Requirement, certification, representation, clause, provision or other requirement pertaining to any Government Contract or Government Subcontract, (B) no termination for convenience, termination for default, cure notice or show cause notice is currently in effect pertaining to any Government Contract or Government Subcontract, (C) no material cost incurred by the Company pertaining to any Government Contract or Government Subcontract has been questioned or challenged by representatives of the Administrative Contracting Officer or the Defense Contract Audit Agency, has been disallowed by the U.S. Government, or has been or, to Sellers' Knowledge, now is, the subject of any investigation, and (D) no amount of money due to the Company, pertaining to any Government Contract or Government Subcontract has been withheld or set off nor to Sellers' Knowledge, has any claim been made to withhold or set off money, and to Sellers' Knowledge, the Company is entitled to all progress payments received with respect thereto;

                  (iii) (A) To Sellers' Knowledge, neither the Company nor any of its directors, officers or employees or, to Sellers' Knowledge, its consultants or agents is or during the past three years has been under administrative, civil or criminal investigation, indictment or information by any Governmental Body with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Subcontract, and (B) during the past five (5) years, the Company has not conducted or initiated any internal investigation or made a voluntary disclosure to any Governmental Body with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Subcontract;

                  (iv) to Sellers' Knowledge, there exist (A) no outstanding claims against the Company, either by any Governmental Body or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract or Government Subcontract and (B) no material disputes between the Company and any Governmental Body under the Contract Disputes Act or any other federal statute or regulation or between the Company and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Subcontract;

                  (v) to Sellers' Knowledge, the Company has no interest in any pending or potential claim against any Governmental Body or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Subcontract, and Part 3.17(g) of the Disclosure Letter lists each Government Contract or Government Subcontract which is currently under audit by any Governmental Body or any other person that is a party to such Government Contract or Government Subcontract;

                  (vi) the Company has not been debarred or suspended from participation in the award of contracts with the DOD or any other Governmental Body (excluding for this purpose ineligibility to bid on certain contracts due to generally applicable bidding requirements), there exist no facts or circumstances that would warrant suspension or debarment or the finding of non-responsibility or ineligibility on the part of the Company, no payment has been made by the Company or by any Person on behalf of the Company in connection with any Governmental Contract or Governmental Subcontract in violation of applicable procurement Legal Requirements or in violation of, or requiring disclosure pursuant to, the Foreign Corrupt Practices Act, and the Company's cost accounting and procurement systems and the associated entries reflected in the Company's financial records with respect to the Government Contracts and Government Subcontracts are in compliance in all material respects with all Legal Requirements.

            (h) The EDS Contract referenced in Part 3.17(g)(i) of the Disclosure Letter was not granted because of any characterization of the Company as a "Small Disadvantaged Business," and such contract was not part of any set-aside for Small Disadvantaged Businesses.

      3.18 INSURANCE. The Sellers have heretofore delivered or made available to Buyer true and complete copies of all policies of insurance to which the Company is a party or under which the Company, or any director of the Company, is covered at the Effective Date. All such policies are in full force and effect; the Company has paid all premiums due thereon and otherwise performed all obligations under such policies; to Sellers' Knowledge such policies, taken together provide adequate insurance for all risks to which the Company is normally exposed; and to Sellers' Knowledge such policies are sufficient for compliance with all Legal Requirements and Contracts to which the Company is a party or by which its assets are bound. The Company has given adequate notice of all claims under such policies to the issuers of such policies so as to preserve the Company's rights thereunder. Part 3.18 of the Disclosure Letter sets forth, by year, for the current policy year and the three (3) preceding policy years and excluding claims made by employees under heath insurance plans in the Ordinary Course of Business: (i) a summary of loss under experience under each policy, (ii) a statement describing each claim under an insurance policy for an amount in excess of $50,000, and (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

      3.19 ENVIRONMENTAL MATTERS. Except as set forth in Part 3.19 of the disclosure letter:

            (a) To Sellers' Knowledge, the Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law except where any such noncompliance, violation or liability would not have a Material Adverse Effect. None of Sellers, either individually or collectively, have any basis to suspect, nor has any of them received any actual or Threatened Order, notice, citation, inquiry, warning or other communication that relates to: (i) Hazardous Activity, (ii) Hazardous Materials, (iii) any alleged, actual or potential violation or failure to comply with any Environmental Law, or (iv) any alleged, actual or potential obligation to undertake or bear the cost of any Environmental, Health, or Safety Liabilities, with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company has had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by the Company or any other Person for whose conduct it is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled or received. To Sellers' Knowledge, no other person for whose conduct the Company is or may be held responsible has received any such actual or Threatened Order, notice, citation, inquiry, warning or other communication.

            (b) To Sellers' Knowledge, there are no pending or Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which the Company has or had an interest.

            (c) None of Sellers has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received any citation, directive, inquiry, notice, Order, summons, warning, or other communication from (i) any Governmental Body, including those administering or enforcing any Environmental Law, or (ii) the owner or any real property or other facility, that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any of the Facilities or any other property or assets (whether real, personal or mixed) in which the Company or any Seller had an interest.

            (d) To Sellers' Knowledge, none of Sellers, or any other Person for whose conduct they are or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which the Company (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets except liabilities which will not result in a Material Adverse Effect.

            (e) To Sellers' Knowledge, there are no Hazardous Materials present on or in the Environment at the Facilities or at any geologically or hydrologically connected property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon except such Hazardous Materials, if any, the presence of which will not have a Material Adverse Effect. None of Sellers and the Company, nor any other Person for whose conduct they are or may be held responsible, or any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company has or had an interest except in full compliance with all applicable Environmental Laws.

            (f) To Sellers' Knowledge there has been no Release or Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which the Company has or had an interest, or any geologically or hydrologically connected property, whether by Sellers, the Company, or any other Person.

            (g) The Company has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Sellers or the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Sellers, the Company, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

      3.20 EMPLOYEES

            (a) Part 3.20 of the Disclosure Letter contains a complete and accurate list of the following information for each employee or director of the Company, including each employee on leave of absence or layoff status: name; job title; date hired, current compensation paid or payable and any change in compensation since January 1, 2000; vacation accrued; and service credited for purposes of vesting and eligibility to participate under the Company's pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other employee pension benefit plan or employee welfare benefit plan, or any other employee benefit plan.

            (b) No Key Personnel, and to Sellers' Knowledge, no other employee of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with Sellers or the Company by any such employee or director. To Sellers' Knowledge, and with the exception of Edward B. Daffan, no director, officer, or other key employee of the Company intends to terminate his employment with the Company.

            (c) Part 3.20 of the Disclosure Letter also contains a complete and accurate list of the following information for each retired employee or director of the Company, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

            (d) Except as set forth in Part 3.20(c) of the Disclosure Letter, all current employees of the Company have executed written confidentiality and noncompete Contracts with the Company. Except as set forth in Part 3.20(c) of the Disclosure Letter, each such Contract is in full force and effect and is valid and enforceable in accordance with its terms. The form or forms of such Contracts are included in Part 3.20(c) of the Disclosure Letter.

      3.21 LABOR RELATIONS; COMPLIANCE. The Company has not been and is not a party to any collective bargaining or other labor Contract. There has not been, there is not presently pending or existing, and, to Sellers' Knowledge, there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting the Company or its premises, or (c) any application for certification of a collective bargaining agent. To Sellers' Knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company, and no such action is contemplated by the Company. To Sellers' Knowledge, the Company has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. To Sellers' Knowledge, the Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

      3.22 INTELLECTUAL PROPERTY.

            (a) Intellectual Property Assets - The term "Intellectual Property Assets" includes:

                  (i) the Company's name, all fictional business names, trading names, registered and unregistered trademarks, service marks, trade names and applications (collectively, "Marks");

                  (ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, "Patents");

                  (iii) all copyrights in both published works and unpublished works (collectively, "Copyrights");

                  (iv) all web sites, web pages, internet addresses and internet domain names used by the Company (collectively, the "Web Sites"); and

                  (v) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, designs, unpatentable inventions, drawings, and blue prints (collectively, "Trade Secrets"), owned or licensed by the Company as licensee or licensor or used by Company in the operation of Company's businesses as they are currently conducted.

            (b) Agreements - Part 3.22(b) of the Disclosure Letter contains a complete and accurate list and summary description, including any royalties paid or received by the Company, of all Contracts relating to the Intellectual Property Assets to which the Company is a party or by which the Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value, in the aggregate, of less than $50,000 under which the Company is the licensee. There are no outstanding and, to Sellers' Knowledge, no Threatened disputes or disagreements with respect to any such agreement. The Company has materially complied with all license agreements or other Contracts relating to each software program used by the Company in connection with its business as currently conducted, and the Company has obtained the appropriate number of licenses for all computers and workstations on which such software is loaded or used.

            (c) Know-How Necessary for the Business

                  (i) To Sellers' Knowledge, the Intellectual Property Assets are all those necessary for the operation of the Company's businesses as they are currently conducted. The Company is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

                  (ii) No Key Personnel, nor to Sellers' Knowledge after due inquiry, no other employee of the Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than the Company. Part 3.22(c) of the Disclosure Letter contains a complete and accurate list of all current employees of the Company who have executed written contracts with the Company that assign to the Company or otherwise concern or are related to any inventions, improvements, discoveries, or other information related to the business of the Company. The form or forms of such Contracts are included in Part 3.22(c) of the Disclosure Letter.

            (d) Patents. The Company owns no patents or patent applications.
Part 3.22(d) of the Disclosure Letter contains a complete and accurate list and summary description of all inventions and discoveries of the Company that, to Sellers' Knowledge, may be patentable. The Company is the owner of all right, title, and interest in and to each of such inventions and discoveries, free and clear of all liens, security interests, charges, encumbrances, equities and other adverse claims. None of the products manufactured or sold, nor any process or know-how used, nor any service rendered by the Company, infringes or, to Sellers' Knowledge, is alleged to infringe any patent or the proprietary right of any other person.

            (e) Trademarks. Part 3.22(e) of the Disclosure Letter contains a complete and accurate list and summary description of all Marks. None of the Marks has been registered with the United States Patent and Trademark office. The Company is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities and other adverse claims. None of the Marks used by the Company infringes or, to Sellers' Knowledge, is alleged to infringe any trade name, trademark or service mark of any third party, and to Sellers' Knowledge, no Mark is infringed or has been challenged or threatened in any way.

            (f) Copyrights.

                  (i) Part 3.22(f) of the Disclosure Letter contains a complete and accurate list and summary description of all registered Copyrights. The Company is the owner of all right, title, and interest in and to each of the Copyrights, to Sellers' Knowledge, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

                  (ii) To Sellers' Knowledge, all registered Copyrights are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the date of Closing.

                  (iii) To Sellers' Knowledge, no Copyright is infringed or has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or, to Sellers' Knowledge, is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

                  (iv) All works encompassed by the registered Copyrights have been marked with the proper copyright notice except in such cases where failure to mark the work would not result in a Material Adverse Effect.

            (g) Trade Secrets.

                  (i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

                  (ii) Sellers and the Company have taken reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

                  (iii) The Company has good title and an absolute right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and have not been used, divulged, or, to Sellers' Knowledge, appropriated either for the benefit of any Person (other than the Company) or to the detriment of the Company. To Sellers' Knowledge, no Trade Secret is subject to any adverse claim or has been challenged or, to Sellers' Knowledge, Threatened in any way.

            (h) Web Sites. Part 3.22(h) of the Disclosure Letter contains a complete and accurate list and summary description of all of the Company's Web Sites. The Company is the owner or registrant of all Web Sites, free and clear of all liens, security interests, charges, claims encumbrances or other adverse claims, and no challenge or Proceeding has been commenced or, to Sellers' Knowledge, Threatened with respect to any of the Web Sites. The Company has complied in all material respects with the terms and conditions of its legal notices on its Web Sites, including without limitation its privacy policies. The Company complies with its privacy policies both "on-line" and "off-line."

      3.23 CERTAIN PAYMENTS. Neither the Company nor any director, officer, agent, or employee of the Company, or, to Sellers' Knowledge, any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company, or
(iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

      3.24 DISCLOSURE.

            (a) No representation or warranty of Sellers in this Agreement, and no statement in the Disclosure Letter, omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

            (b) There is no fact known to Sellers that has specific application to any Seller or the Company (other than general economic or industry conditions) and that materially adversely affects or, as far as Sellers can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Company, that has not been set forth in this Agreement or the Disclosure Letter.

      3.25 RELATIONSHIPS WITH RELATED PERSONS. No Seller or any Related Person of any Seller or of the Company has, or since the first day of the next to last completed fiscal year of the Company has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company's businesses. No Seller nor any Related Person of any Seller has or may acquire any rights under, or has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, the Company. Except as set forth in Part
3.25 of the Disclosure Letter, no Seller or any Related Person of any Seller or of the Company is, or since the first day of the next to last completed fiscal year of the Company has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company, or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company (a "Competing Business") in any market presently served by the Company. Except as set forth in Part 3.25 of the Disclosure Letter, no Seller or any Related Person of any Seller or of the Company is a party to any Contract with, or has any claim or right against, the Company.

      3.26 BROKERS OR FINDERS. Sellers and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement other than professional fees of any nature paid to Galland, Kharasch, Greenberg, Fellman & Swirsky, P.C. which shall be paid at or immediately prior to Closing.

      3.27 BUSINESS RELATIONSHIPS. Part 3.27 of the Disclosure Letter contains a complete and accurate list of each customer of the Company that accounted for more than three percent (3%) of the total revenues of the Company in each of the last three (3) fiscal years of the Company and in the last fiscal period included in the Financial Statements, and sets forth the total revenues derived from each such customer during each of such fiscal periods. Since the date of the Balance Sheet, the Company has not suffered any loss of full-time or part-time employees (except as set forth in Part 3.27 of the Disclosure Letter) or, to Seller's Knowledge, suffered loss of good will or an adverse change in the relationship with any suppliers, customers, creditors, agents or others having business relationships with the Company that materially and adversely affects the business operations or prospects of the Company. Except as set forth in Part 3.27 of the Disclosure Letter, the Company has not been involved in any material controversy with any of its customers or suppliers. The Company has not been advised by any of its customers or suppliers that such customer or supplier was or is intending to terminate its relationship with the Company or would not continue to purchase supplies or services for future periods on account of any dissatisfaction with the Company's performance or due to the transactions contemplated hereby. To Sellers' Knowledge, all business placed by all employees or other agents of the Company has been placed in the name of the Company, and all fees and compensation on such business have been paid to and are the property of the Company.

      3.28 INDEBTEDNESS BY RELATED PERSONS. All indebtedness heretofore owed to the Company by any Seller or any Related Person of any Seller has been paid in full. All indebtedness by the Company to any Seller or Former Shareholder or any Related Person of any of them, (including any right to indemnification or reimbursement from the Company, whether pursuant to the Company's Organizational Documents, contract or otherwise and whether or not relating to claims pending on, or asserted after, the Effective Date) will be released at the Closing and the Company will not have any obligation with respect thereto. All such obligations of the Company are listed on Part 3.28 of the Disclosure Letter.

      3.29 CERTAIN PROCEEDINGS. To Seller's Knowledge, there is no Proceeding that has been commenced against any Seller or the Company that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby. To Sellers' Knowledge, no such Proceeding has been Threatened.

      3.30 SHAREHOLDER AGREEMENTS; FORMER SHAREHOLDERS. Immediately preceding the Closing, 4,055 shares of the issued and outstanding Class A Common Stock, 86,432 shares of the issued and outstanding Class B Common Stock, and nontransferable, unexercised options for the purchase of 54,232 shares of Class B Common Stock were owned, beneficially and of record, by the individuals (collectively, the "Former Shareholders" and each, a "Former Shareholder") and in the amounts set forth on Part 3.30 of the Disclosure Letter. All payments made to the Former Shareholders in consideration for their shares of stock and termination of unexercised stock options were made immediately prior to Closing. Since the date of the Balance Sheet, and except as set forth on Part 3.30 of the Disclosure Letter, no Person has owned or held any equity securities of the Company other than Sellers and the Former Shareholders. Pursuant to appropriate purchase agreements (the "Cross Purchase Agreements") and concurrently with the Closing, Sellers have acquired at their respective fair market value all of the Shares and the Company has paid for the termination of all unexercised stock options previously owned by the Former Shareholders and at Closing will convey to Buyer all of the issued and outstanding Shares of the Company, as reflected on Exhibit A hereto, free and clear of all Encumbrances, including any claim or interest of the Former Shareholders. With the exception of the Cross Purchase Agreements, as of the Closing, all Voting Stock Redemption Agreements, Non-Statutory Stock Option Agreements, Stock Repurchase Agreements, or other Contracts which relate to the securities of the Company and to which the Company, the Sellers, and Former Shareholders or any one or more of them is a party, have been fully and finally terminated and are no longer of any force or effect. Each of the Former Shareholders, whether the holder of shares of stock of the Company or stock options or both, has duly executed and delivered to Buyer a Former Shareholder's Release, and the Former Shareholder's Release executed by such Former Shareholder constitutes the legal, valid and binding obligation of such Former Shareholder, enforceable against such Former Shareholder in accordance with its terms. Except as set forth in Part 3.30 of the Disclosure Letter, no Former Shareholder and no Related Person of any Former Shareholder, is a party to any Contract with, or has any claim or right against, the Company or any of the Company's securities.

      4. REPRESENTATIONS AND WARRANTIES OF BUYER.

      Buyer represents and warrants to Sellers as follows:

      4.1 ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

      4.2 AUTHORITY; NO CONFLICT.

            (a) This Agreement constitutes the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with its terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform its obligations hereunder.

            (b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Transactions contemplated hereby by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Transactions contemplated hereby. Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Transactions contemplated hereby.

      4.3 INVESTMENT INTENT. Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

      4.4 CERTAIN PROCEEDINGS. To Buyer's knowledge, there is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Transactions contemplated hereby. To Buyer's knowledge, no such Proceeding has been Threatened.

      4.5 BROKERS OR FINDERS. Buyer and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

      5. COVENANTS.

      5.1 PROTECTION OF RELATIONSHIPS. None of the Sellers will at any time hereinafter take, and they and each of them will cause the Company not to take, any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of the Company from establishing or maintaining business relationships with the Company.

      5.2 FURTHER ASSURANCES. Sellers shall use Sellers' Best Efforts to implement the provisions of this Agreement, and for such purpose Sellers, at the request of Buyer and at no cost to Sellers, at or after the Closing, shall, without further consideration, promptly execute and deliver, or cause to be executed and delivered, to Buyer such documents and other instruments in addition to those required by this Agreement, in form and substance satisfactory to Buyer, and take all such other actions, as Buyer may reasonably deem necessary or desirable to implement any provision of this Agreement and/or to further the transactions contemplated by this Agreement and obtain the benefit thereof for Buyer. Sellers will take no action to terminate or limit existing or prior coverages as applicable to the pre-closing activities of the Company or the Company's ability to make claims under those coverages. The Company and Sellers shall not revoke the Company's election to be taxed as an S corporation within the meaning of IRC Sections 1361 and 1362, nor shall the Company and Sellers take or allow any action to be taken that would result in the termination of the Company's status as a validly electing S corporation within the meaning of IRC Sections 1361 and 1362.

      5.3 TAX ELECTION. The Company and each Seller shall join with Buyer in making an election under IRC Section 338(h)(10) (and any applicable corresponding election under state, local and foreign tax law) with respect to the purchase and sale of the Shares hereunder (collectively, a "Section 338(h)(10) Election") and shall cooperate in filling-out and filing a Form 8023 pursuant to Section 2.4(e). Company and Sellers shall include any income, gain, loss, deduction, or other tax item resulting from the Section 338(h)(10) Election on their respective tax returns to the extent required by applicable law. Sellers shall also pay any Tax imposed on the Company attributable to the making of the Section 338(h)(10) Election, including (i) any Tax imposed under IRC Section 1374, (ii) any Tax imposed under Regulation 1.338(h)(10)-1(d)(5), or
(iii) any state, local or foreign Tax imposed on the Company's gain, and Sellers shall indemnify Buyer and the Company in accordance with the provisions of
Section 6.12 of this Agreement against any Adverse Consequences or Tax Loss (as defined in Section 6.12) as a result of any failure on the part of Seller to join in making a Section 338(h)(10) Election or to pay any such Taxes.

      5.4 CONFIDENTIALITY AGREEMENT OF SELLERS. Each Seller acknowledges and agrees that all Confidential Information known or obtained by the Seller, whether before or after the date hereof, is the property, as appropriate, of the Company or the Buyer. Therefore, each Seller agrees that he will not, at any time, disclose or cause to be disclosed to any unauthorized Persons or use or cause to be used for his own account or for the benefit of any third party any Confidential Information, whether Seller has such information in Seller's memory or embodied in writing or other physical form or any computer readable format, without Buyer's written consent, unless and to the extent that the Confidential Information (i) is or becomes generally known to and available for use by the public other than as a result of Seller's fault or the fault of any other Person known to Seller to be bound by a duty of confidentiality to Buyer or the Company or, (ii) becomes available to Seller on a non-confidential basis, from a source who is entitled, or that a Seller reasonably believes is entitled, to disclose such information without breach of confidentiality to the Company, other than the Company or any of its employees; or (iii) to the extent that disclosure is required by law (in which event Seller shall give Buyer as much notice of such disclosure as is practicable and permitted by law and shall cooperate with Buyer at Buyer's expense to obtain appropriate protective orders). Each Seller agrees to deliver to Buyer at the time of execution of this Agreement, and at any other time Buyer may request, all documents, memoranda, notes, plans, records, reports, summaries and other documentation, models, components, devices, or computer software, whether embodied in a disk or in other form (and all copies of all of the foregoing), relating to the businesses, operations, or affairs of the Company and any other Confidential Information that Seller may then possess or have under Seller's control. If Seller breaches the covenants set forth in this Section 5.4, each of Buyer and the Company, in addition to the right to recover Damages as provided in Section 6 and any other rights it may have, shall have the right to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of this Section 5.4, it being agreed that money damages alone would be inadequate to compensate the Buyer and the Company and would be an inadequate remedy for such breach.

      5.5 PURCHASE PRICE ALLOCATION. Buyer, the Company and Sellers agree that the Purchase Price and the liabilities of the Company will be allocated to the assets of the Company for all purposes (including Tax and financial accounting) in a manner consistent with IRC Sections 338 and 1060 and the regulations thereunder. Buyer, the Company and Sellers shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

      5.6 TAX RETURNS. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Effective Date that are filed after the Effective Date, except for the Company's final S corporation Tax Return and any final state Tax Returns of the Company, which shall be prepared by Sellers and approved by Buyer prior to filing, which approval shall not be unreasonably withheld, conditioned or delayed. Seller shall provide Buyer with a schedule of all Tax Returns of the Company to be filed for periods ending on or prior to the Effective Date, and a list of Tax Returns for which extensions have been filed.

      5.7 COOPERATION ON TAX MATTERS.

            (a) Buyer, the Company and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes; provided, that Sellers shall not file, or cause to be filed, the final S corporation Tax Return of the Company or any final state Tax Returns of the Company, without Buyer's prior approval, which approval shall not be unreasonably withheld, conditioned or delayed; provided, further, that Sellers shall provide any of the aforementioned final Tax Returns to Buyer thirty (30) days prior to the due date (including properly filed extensions) for filing such Tax Returns. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information under the respective parties' control and reasonably relevant to any such audit, litigation, or other proceeding and making employees of the Company available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. As of the Closing, Sellers shall have delivered to Buyer all tax documentation related to the Company that Sellers possess, and Buyer, the Company and Sellers (if applicable) further agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or Sellers, as the case may be, shall allow the other party to take possession of such books and records, provided, that no such notice shall be given or required with respect to transferring, destroying or discarding such books and records that are relevant to time periods for which the applicable statutes of limitations have lapsed.

            (b) Buyer and Sellers further agree, upon request, to use their respective Best Efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed

(including with respect to the transactions contemplated hereby), provided that any costs and expenses incurred in connection with such effort shall be paid by the requesting party.

            (c) The Company, Buyer, and Sellers agree that should any Governmental Body determine, find, hold, or propose to determine, find or hold that the Company's status as an S corporation, as defined in Section 1361 of the Code, has at any time been terminated as a result of an inadvertent invalid election or inadvertent termination occurring prior to Closing, each as defined in Section 1362(f) of the Code, then the Company, Buyer, and Sellers shall take such steps as are necessary or advisable to obtain a waiver of the effects of such a termination (a "Waiver"), including but not limited to the filing of a ruling request with the IRS, and agreeing to such terms and conditions as the IRS may impose as a condition of granting a Waiver. The Sellers shall bear all costs associated with obtaining a Waiver, including but not limited to any fee imposed by the IRS associated with the filing of a ruling request or the obtaining of a ruling.

      5.8 COMPANY CHECKS. Buyer shall honor all those Company checks written by the Company in the Ordinary Course of Business prior to the Closing for amounts currently due and payable in an amount not to exceed Two Million Two Hundred and Fifty Thousand Dollars ($2,250,000.00) in the aggregate.

      6. INDEMNIFICATION; REMEDIES.

      6.1 SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE. Subject to Section 6.5, below, all representations, warranties, covenants, and obligations in this Agreement, and any other certificate or document delivered pursuant to this Agreement, will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the Effective Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty will not affect the right to indemnification, payment of Damages, or other remedy based on such representations and warranties. Any payment made by a Seller to Buyer pursuant to this Section 6 shall be deemed to be a reduction in the Purchase Price and shall not be deemed to be an item of income or expense, and all parties hereto agree to prepare their tax returns consistent therewith.

      6.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS. Sellers, jointly and severally, will indemnify and hold harmless Buyer and the Company and their respective successors and assigns (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, penalty, assessment (including accrued interest and interest estimated to accrue through the date of final disposition of any assessment of Taxes), damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

            (a) any Breach of any representation or warranty made by Sellers in
Section 3 of this Agreement;

            (b) any product shipped or manufactured (if any) by, or any services provided by, the Company prior to the Effective Date;

            (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based on any agreement or understanding alleged to have been made by any such Person with any Seller (or any Person acting on any Seller's behalf) in connection with the transactions contemplated hereby;

            (d) any Breach of any representation or warranty made by any Seller in this Agreement or any certificate or document delivered by any Seller pursuant to this Agreement (not including the Employment Related Agreements), other than those contained in Section 3 or those referred to in Section 6.2(c);

            (e) any Breach by any Seller of any covenant or obligation of such Seller in this Agreement or any other agreement or document delivered by such Seller pursuant to this Agreement (not including the Employment Related Agreements);

            (f) any claim or right of any Former Shareholder against the Company or Buyer or any of its securities or otherwise arising in connection with or related to the transactions or matters described in, or contemplated by, this Agreement or the Former Shareholder Releases;

            (g) any claim or right of any Person other than a Seller or Former Shareholder with respect to the capital stock or other securities of the Company arising from or related to a date and time prior to the Effective Date; or

            (h) any claim that, at the time of the consummation of the transactions contemplated by this Agreement, any Person other than Sellers or Former Shareholders owns or holds, or has any right, title or interest in or to, any equity securities of the Company.

The remedies provided in this Section 6.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons.

      6.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS; ENVIRONMENTAL MATTERS. Consistent with the provisions of Section 6.2, Sellers, jointly and severally, will indemnify and hold harmless Buyer and the other Indemnified Persons for, and will pay to Buyer, the Company, and the other Indemnified Persons the amount of, any Damages (including costs of cleanup, containment, or other remediation) arising, directly or indirectly, from or in connection with:

            (a) any Environmental, Health, and Safety Liabilities arising out of or relating to: (i) (A) the ownership, operation, or condition at any time on or prior to the Effective Date of the Facilities or any other properties and assets (whether real, personal, or mixed and whether tangible or intangible) in which Sellers or the Company has or had an interest, or (B) any Hazardous Materials or other contaminants that were present on the Facilities or such other properties and assets at any time on or prior to the Effective Date; or (ii) (A) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released, or otherwise handled by Sellers or the Company or by any other Person for whose conduct they are or may be held responsible at any time on or prior to the Effective Date, or
(B) any Hazardous Activities that were, or were allegedly, conducted by Sellers or the Company or by any other Person for whose conduct they are or may be held responsible; or

            (b) any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of Sellers or the Company or any other Person for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Facilities or the operation of the Company prior to the Effective Date, or from Hazardous Material that was (i) present or suspected to be present on or before the Effective Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any of the Facilities and was present or suspected to be present on any of the Facilities on or prior to the Effective Date) or (ii) Released or allegedly Released by Sellers or the Company or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Effective Date.

Buyer will be entitled to control any Cleanup, any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 6.3, provided that Buyer must first notify and consult with Sellers regarding any Cleanup and related Proceedings. The procedure described in Section 6.8 will apply to any claim solely for monetary damages relating to a matter covered by this Section 6.3.

      6.4 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER. Buyer will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the transactions contemplated hereby.

      6.5 TIME LIMITATIONS. Sellers will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with on or before the Effective Date, other than those in Sections 3.3, 3.6, 3.11, 3.13, 3.23 and 3.30, unless within 18 months following the Effective Date Buyer notifies Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; a claim with respect to Sections 3.3, 3.6, 3.11, 3.13, 3.23 or 3.30 or a claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with on or before the Effective Date

(including claims for indemnification under clauses (f) through (h) of Section
6.2 and including claims for indemnification under Section 6.12), may be made at any time. Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied on or before the Effective Date, unless within 18 months following the Effective Date Sellers notify Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Sellers.

      6.6 BASKET LIMITATION AND CAP.

            (a) Sellers will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a), clause (b), clause (c), clause (d) or clause (e) of Section 6.2 until the total of all Damages with respect to such matters exceeds Two Hundred and Fifty Thousand Dollars ($250,000.00) (the "Basket"), and then only for the amount by which such Damages exceed One Hundred Thousand Dollars ($100,000.00). Sellers will have liability with respect to the matters described in clause (f), clause (g), and clause (h) of Section 6.2 without benefit of the Basket or other threshold as to the amount thereof.

            (b) Each Seller shall have liability for his Breach of an Employment Related Agreement, if any, executed by such Seller pursuant solely to the terms of such Employment Related Agreements to which a Seller is a party, and no Breach of any such Employment Related Agreements shall be deemed a Breach of this Agreement. The liability of a Seller under the Employment Related Agreements, if any, executed by such Seller, in each case as subject to the provisions of Section 6.6(d), shall be several only and not joint and several.

            (c) Except as provided below, the liability of each Seller with respect to the matters described in Section 6.2 shall in no event exceed such Seller's share of the Purchase Price, it being the intent of the parties that the aggregate liability of all Sellers with regard to such matters shall not exceed 74.5059% of the Purchase Price, or Twenty-Eight Million Three Hundred Twelve Thousand Two Hundred Forty-Two Dollars ($28,312,242.00) based on the Purchase Price as of the Closing, subject to adjustment based on adjustments to the Purchase Price. Any payment made by Sellers to Buyer pursuant to this
Section 6 shall be deemed a reduction in the Purchase Price and shall not be deemed to be an item of income or expense, and all parties hereto agree to prepare their tax returns consistent therewith to the extent consistent with IRS regulations and other applicable Legal Requirements effective at that time. Notwithstanding anything contained in this Section 6.6 to the contrary, the limitations on liability contained in this Section 6.6(c) (i) shall not be effective with regard to any willful misrepresentation herein, and (ii) are for purposes of this Agreement only, and do not apply to the Employment Related Agreements (any limitations of liability with respect to the Employment Related Agreements being addressed only in such agreements). Sellers' acknowledge that
Section 7 of the Employment Agreement contains a liquidated damages provision and that such provision is reasonable in that (x) the services of the employee pursuant to the terms of the Employment Agreement are necessary to the success of the Company and constitute part of the inducement of Buyer to purchase the Shares hereunder, (y) the Company would suffer significant and irreparable damage in the event the employee terminated his employment in the circumstances described in Section 7 of the Employment Agreement, and (z) to the extent such a termination may give rise to injury to the Company that may not be adequately compensated by damages, such damages are difficult or impossible to calculate, and

Sellers' agree that a voluntary termination in the circumstances described in
Section 7 of the Employment Agreement shall constitute a breach of this Agreement, but solely with respect to such liquidated damages provision and for no other purpose.

            (d) Nothing in Sections 6.6(b) or 6.6(c) of this Agreement shall be construed in any way to limit the right of Buyer to make a claim against, and seek indemnity from, the Escrow Fund, as defined in the Escrow Agreement, for the full amount of any Damages sustained by the Buyer and to which Buyer is entitled pursuant to this Article 6 to the extent that the Escrow Fund is sufficient to satisfy Buyer's claim. To the extent that Buyer has a claim for Damages in excess of the Escrow Fund, the provisions of Section 6.6(b) and
Section 6.6(c) shall apply. In computing the maximum amount of Damages payable by any Seller pursuant to Section 6.6(c), any payments from the Escrow Fund shall be deemed to have been paid proportionately by Sellers, based on their respective ownership of the Shares. Buyer shall be entitled to make a claim against, and seek payment from, the Escrow Fund for the full amount of any Damages sustained by Buyer in connection with any Breach of an Employment Related Agreement to which a Seller is party up to the full amount of the Escrow Fund.

      6.7 BASKET LIMITATION FOR BUYER. Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in clause
(a) or (b) (except for payment of the Purchase Price and the release of the Escrow Funds) of Section 6.4 until the total of all Damages with respect to such matters exceeds Two Hundred and Fifty Thousand Dollars ($250,000.00), and then only for the amount by which such Damages exceed One Hundred Thousand Dollars ($100,000.00). Buyer will have liability with respect to matters described in clause (c) of Section 6.4 without threshold as to the amount thereof.

      6.8 PROCEDURE FOR INDEMNIFICATION -- THIRD PARTY CLAIMS.

            (a) Promptly after receipt by an indemnified party under Section 6.2, 6.4, or (to the extent provided in the last sentence of Section 6.3)
Section 6.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party pursuant to this Section 6.8, except to the extent that the indemnifying party demonstrates that the defense of' such action is prejudiced by the indemnifying party's failure to give such notice.

            (b) If any Proceeding referred to in Section 6.8(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (x) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (y) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 6 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent, which consent shall not be unreasonably withheld, conditioned or delayed, unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding for which the indemnifying party is responsible to indemnify the indemnified party and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party. If a court of competent jurisdiction, Governmental Body, or other authorized mediators, arbitrators or Persons, determines in favor of the indemnified party in any Proceedings for which indemnification is sought by the indemnified party, the indemnifying party shall be responsible for all costs and expenses, including reasonable attorneys fees and costs of investigation, incurred by the indemnified party in connection with such Proceeding. In such event, the indemnifying party shall reimburse the indemnified party for such amounts immediately upon the receipt of notification from the indemnified party.

            (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right, at the indemnifying party's cost and expense, to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent, which may not be unreasonably withheld. Subject to this Section 6.8(c), if a court of competent jurisdiction, Governmental Body, or other authorized mediators, arbitrators or Persons, determines in favor of the indemnified party in any Proceedings for which indemnification is sought by the indemnified party, the indemnifying party shall be responsible for all costs and expenses, including reasonable attorneys fees and costs of investigation, incurred by the indemnified party in connection with such Proceeding. In such event, the indemnifying party shall reimburse the indemnified party for such amounts immediately upon the receipt of notification from the indemnified party.

            (d) Each Seller hereby consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Sellers with respect to such a claim anywhere in the world.

      6.9 PROCEDURE FOR INDEMNIFICATION - OTHER CLAIMS. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

      6.10 NOTICE TO SELLERS. Any notice to all Sellers pursuant to this Section 6 shall be sent to the attention of the Sellers' Representative, and notice sent to the Sellers' Representative shall be deemed sufficient notice to all Sellers under this Section 6.

      6.11 ESCROW. Buyer may assert a claim for indemnification under the Escrow Agreement by notice to Sellers' Representative and the Escrow Agent specifying in reasonable detail the basis for such claim to the extent then known by Buyer and the amount to which Buyer is entitled under this Section 6, all as more fully provided in the Escrow Agreement. Except as provided in Section 6.6(d), Buyer is authorized to recover from the funds in escrow the entire amount of, or any portion of, any claim against any Seller without regard to the amount contributed or deemed to be contributed by such Seller. Sellers will settle among themselves any right to contribution or indemnity with regard to amounts paid to Buyer from the escrowed funds. Subject to the provisions of Section 6.6(c), neither the giving of notice of a claim under the Escrow Agreement nor the failure to give such notice will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

      6.12 TAX INDEMNIFICATION; TAX BENEFIT.

            (a) Indemnification for Direct Taxes. Notwithstanding any other provision contained in the Agreement to the contrary and notwithstanding the Basket applicable to breaches of representations and warranties under Section 6.2(a) pursuant to Section 6.6(a), and except with respect to the representations and warranties in Section 3.11(c) and Section 3.11(g), which representations and warranties shall be subject to the indemnification obligations hereunder and shall be subject to the Basket, the Sellers, jointly and severally, shall indemnify the EDO Group (as defined below), Buyer and the Company (each an "Indemnified Person") for, and shall defend and hold each such Indemnified Person harmless from, the full amount of any Taxes assessed against or collected from each such Indemnified Person and any other Adverse Consequences arising therefrom for all taxable periods ending on or before the Closing Date, and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date including, without limiting the generality of the foregoing:

                  (i) Taxes assessed or collected (1) as a result of Company's failure to properly make a valid S corporation election or to maintain eligibility for S corporation status within the meaning of IRC Sections 1361 and 1362, (2) as a result of Company's failure to properly make a valid election to be treated as an S corporation or achieve comparable pass-through tax treatment under any state or local tax statute, or to maintain eligibility for such S corporation or comparable pass-through tax treatment, (3) as a result of any failure on the part of Seller described in Section 5.3, pertaining to the making of a Section 338(h)(10) Election, (4) as a result of the Company's failure to pay, collect or withhold Taxes (each of (1), (2), (3), and (4) a "Defective Election Event"), or

                  (ii) any and all Taxes of any person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing.

            (b) Indemnification for other Tax Loss. If for purposes of any Taxes, any Indemnified Person shall lose the benefit of, or shall not have, or shall lose the right to claim, or shall suffer a deferral, reduction or disallowance of, or shall be required to apply or recapture all or any portion of any amount (including the loss of an increase in basis of any asset of the Company as a direct result of a failure to be able to make an effective Section 338(h)(10) Election, other than such failure resulting from the acts or omissions of Buyer or its agents) that could otherwise give rise to a deduction or other reduction of tax ("Tax Attribute") were the Indemnified Person to have income sufficient to use such Tax benefit at any time (any such loss, deferral, reduction, disallowance, application or recapture hereinafter called a "Tax Loss"), and such Tax Loss is suffered as a result of a Defective Election Event, the Sellers, jointly and severally, shall be obligated to pay to the Indemnified Person an amount in respect of such Tax Loss (an "Indemnity Payment") equal to an amount which, on an After-Tax Basis, shall provide the Indemnified Person with an amount equal to the excess of (A) all interest, penalties and additions to tax incurred for federal, state and local income tax purposes (provided that, in the case of penalties, the Indemnified Person takes reasonable steps to have such penalties abated, as evidenced by a statement provided by the Indemnified Person's accountants), over (B) the amount of all interest, penalties and additions to tax that would have been incurred for federal, state and local income tax purposes but for the loss of such Tax Attribute (in the case of a reduction, the loss of the Tax Attribute shall be measured using the amount of the reduction rather than the entire Tax Attribute), in each case assuming the Indemnified Person is subject to the actual marginal combined federal, state and local income tax rate applicable to such Indemnified Person for the year in which the payment is received (as determined by the Indemnified Person's accountant (such accountants being a nationally recognized accounting firm, and such determination being conclusive). In the case of a deferral or a future reduction or future disallowance of a Tax Attribute, the amount of any Tax Loss shall be determined by subtracting from the loss of the Tax Attribute the future benefit of such Tax Attribute, discounted to present value using the Applicable Federal Rate in accordance with IRC Section 1274 and the Treasury Regulations promulgated thereunder.

            (c) Calculation and Payment. The amount of any Indemnity Payments under this Section 6.12 shall be calculated by the Indemnified Person's independent certified public accountants, who shall be a nationally recognized accounting firm, and whose determination shall be final, binding and conclusive on all parties, and will not be subject to or included within the basket limitations set forth in Section 6.6 or the cap set forth in Section 6.6.

            (d) Definitions.

            (i) For purposes of Section 6.12(b), "After-Tax Basis" means, with respect to any payment to be made to an Indemnified Person (the "After Tax Payment"), the amount, which, after deducting from the After Tax Payment the excess of the amount of all Taxes (net of any actual current credits, deductions or other Tax benefits arising from the payment by the Indemnified Person of any amount, including Taxes, for which the After Tax Payment to be received is made) which would be imposed on such Indemnified Person with respect to the After Tax Payment if the After Tax Payment was subject to the Indemnified Person's actual marginal combined federal, state and local income tax rate for the year in which the After Tax Payment is received (as determined in writing by the Indemnified Person's accountant (such determination being conclusive)), is equal to the original amount of indemnification to be provided.

            (ii) "EDO Group" means EDO Corporation, all members of the affiliated group of corporations (within the meaning of IRC Section 1504) of which EDO Corporation is the parent, and their respective successors and assigns.

      7. GENERAL PROVISIONS.

      7.1 EXPENSES. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel, and accountants.

      7.2 PUBLIC ANNOUNCEMENTS. Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby will be issued, if at all, at such time and in such manner as Buyer determines, provided that Buyer shall not disclose to any third party, other than its legal, accounting and other professional advisors, the amounts received by any of the Sellers in connection with the transactions contemplated by this Agreement and the related agreements, except as may be required by law or regulations. Sellers and Buyer will consult with each other concerning the means by which the Company's employees, customers, and suppliers and others having dealings with the Company will be informed of the transactions contemplated hereby, and Buyer will have the right to be present for any such communication. Notwithstanding the foregoing, Buyer shall have the right to make such disclosure as it deems necessary or advisable under the Federal securities laws, in which event Buyer shall provide Seller with a copy of such disclosure.

      7.3 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered by hand (with written confirmation of receipt), (b) when sent by telecopier (upon written confirmation of receipt by the recipient), provided that a copy is mailed by registered mail, return receipt requested, or
(c) when received by the addressee (or on the date on which delivery is refused if the addressee refuses delivery, or on the first date on which delivery is attempted if delivery is otherwise not possible at the address provided for notice), if sent by Express Mail or a nationally recognized overnight delivery service which provides evidence of delivery, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties); provided, that any notice which is being given to all of the Sellers shall also be sent to the attention of the Sellers' Representative, and provided further that any notice sent to the Sellers' Representative pursuant to Section 6.10 shall be deemed notice to all Sellers:

BUYER:                EDO Professional Services Inc.
                      Attn:  Secretary
                      60 East 42nd Street, Suite 5010
                      New York, New York  10165
                      Facsimile No:  212-716-2050

with a copy to:       David A. Swerdloff, Esq.
                      Day, Berry & Howard LLP
                      One Canterbury Green
                      Stamford, Connecticut 06901

SELLERS' REPRESENTATIVE:

Attn:                 Edward B. Daffan
                      11543 Gunner Court
                      Woodbridge, VA 22192
                      Facsimile No.:

with a copy to:       Keith G. Swirsky, Esq.
                      Galland, Kharasch, Greenberg, Fellman & Swirsky, P.C.
                      Canal Square
                      1054 Thirty-First Street, N.W.
                      Washington, D.C. 20007-4492

OTHER SELLERS:        As provided in Exhibit A.

      7.4 FURTHER ASSURANCES. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

      7.5 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

      7.6 ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by all of the parties to this Agreement.

      7.7 SELLERS' REPRESENTATIVE. Each Seller irrevocably appoints Edward B. Daffan (the "Sellers' Representative") as his, her or its agent, proxy and attorney-in-fact for all purposes under this Agreement, and each Seller authorizes the Sellers' Representative to do any and all of the following for the Seller and in the Seller's name and stead: (i) to execute, acknowledge, as appropriate, and deliver to Buyer any certificate, document or agreement referred to herein or contemplated hereby, including this Agreement, the Shares, and the Seller's Closing Documents; (ii) to accept, receipt for and deposit any funds or other amounts owing to the Seller hereunder; (iii) to represent, negotiate on behalf of and bind the Seller in connection with the determination of the Adjustment Amount, any negotiations or agreements with Buyer with respect to the Adjustment Amount, and any presentation to or discussions with the Accountants with respect thereto; (iv) to execute, acknowledge, as appropriate, and deliver such modifications and amendments to this Agreement or Sellers' Closing Documents as the Sellers' Representative shall deem advisable in his discretion; and (v) to do any and all other acts and things in connection with this Agreement as Sellers' Representative shall deem advisable in his discretion. The agency created hereby shall be deemed irrevocable and coupled with an interest; Buyer shall be entitled to rely upon the powers granted herein with respect to any matter relating to this Agreement; and any question which may arise concerning the power or authority of the Sellers' Representative to act for each Seller shall be interpreted and construed in favor of the authority of the Sellers' Representative.

      7.8 DISCLOSURE LETTER.

            (a) The disclosures in the Disclosure Letter, and those in any supplement or attachment thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

            (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

      7.9 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS. No party may assign any of its rights under this Agreement without the prior consent of the other parties except that Buyer may assign any of its rights under this Agreement to any Related Person of Buyer and further except that any of the Sellers may sell or assign his rights to receive payment hereunder (but may not delegate or assign any obligations or liabilities hereunder) to another Seller or to any entity created and controlled by such Seller for tax planning and estate planning purposes. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the heirs, personal and legal representatives, successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their heirs, successors and permitted assigns.

      7.10 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

      7.11 SECTION HEADINGS, CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

      7.12 GOVERNING LAW; JURISDICTION. This Agreement shall be governed by the laws of the State of New York, without regard to conflicts of laws principals. Buyer and each Seller submit to the jurisdiction of any state or federal court sitting in the State of New York in any action or proceeding arising out of or relating to this Agreement and agree that all claims in respect of the action or proceeding may be heard or determined in any such court. Buyer and each Seller also agree not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Buyer and each Seller waive any defense of inconvenient forum to the maintenance of any action or proceeding so brought. Each Seller appoints the Sellers' Representative as his or her agent to receive on his or her behalf service or copies of any Summons and Complaint and any other process that might be served in such action or proceeding.

      7.13 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

                            [Signature Page Follows]

      IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER:

EDO Professional Services Inc.

By:
     ----------------------------------------------
      Name:  William J. Frost
      Title: Vice President

SELLERS:

---------------------------------------------------
Edward B. Daffan

---------------------------------------------------
Bernard C. Doyle

---------------------------------------------------
Charles B. Franks

                         LIST OF EXHIBITS AND SCHEDULES

Exhibit A                           Sellers

Exhibit 2.4(a)(ii)(1)               Sellers' Release

Exhibit 2.4(a)(ii)(2)               Former Shareholders' Release

Exhibit 2.4(a)(iv)(1)-(2)           Noncompetition Agreements

Exhibit 2.4(a)(v)                   Escrow Agreement

Exhibit 2.4(a)(vi)                  Opinion of Counsel for Sellers

Schedule 1                          Key Personnel

Schedule 2                          Officer Resignations

                                    EXHIBIT A

SELLER'S NAME AND ADDRESS              NUMBER AND TYPE OF SHARES SOLD
-------------------------              ------------------------------
Edward B. Daffan                    154,227 shares of Class A Common Stock
11543 Gunner Court                  36,986 shares of Class B Common Stock
Woodbridge, VA 22192

Bernard C. Doyle                    112,509 shares of Class A Common Stock
6253 North 18th Street              27,644 shares of Class B Common Stock
Arlington, VA 22205

Charles B. Franks                   112,517 shares of Class A Common Stock
1722 Asoleado Lane                  28,502 shares of Class B Common Stock
Vienna, VA 22182

                                   SCHEDULE 1

                                  KEY PERSONNEL

                                 Kendra Carroll

                                Mary Lynn Carroll

                                Edward B. Daffan

                               Patrick J. Donohue

                                Bernard C. Doyle

                                Charles B. Franks

                                Tuoy Phounsambath

                                  Susan Russell

                                   SCHEDULE 2

                              OFFICER RESIGNATIONS

                          Edward B. Daffan - President

                          Bernard C. Doyle - Secretary

                         Charles B. Franks -- Treasurer